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                                                                      Exhibit 11

EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
SYSTEMS & COMPUTER TECHOLOGY CORPORATION AND SUBSIDIARIES

                                                                 Year Ended September 30,
                                                                 ------------------------
                                                              1997         1996        1995
                                                              ----         ----        ----
                                                                  (Amounts in thousands,
                                                                   except per share data)
Primary
-------
Average shares outstanding                                     14,998      14,070      13,074

Net effect of dilutive stock options-based on the
  treasury stock method using average market price                992         626         956
                                                              -------     -------      ------

Total                                                          15,990      14,696      14,030
                                                              =======     =======      ======


Net income                                                    $22,891      $9,119      $3,058
                                                              =======     =======      ======

Net income per share                                            $1.43       $0.62       $0.22
                                                              =======     =======      ======

Fully Diluted
-------------
Average shares outstanding                                     14,998      14,070      13,074

Net effect of dilutive stock options-based on the
  treasury stock method using the year-end market
  price, if higher than average market price                    1,757         626       1,325

Assumed conversion of 6.25% convertible
  subordinated debentures                                       1,149       2,085           0
                                                              -------     -------      ------
Total                                                          17,904      16,781      14,399
                                                              =======     =======      ======

Net income                                                    $22,891      $9,119      $3,058

Add 6 1/4 % convertible subordinated debenture
  interest, net of federal income tax effect                      514       1,200           0
                                                              -------     -------      ------
Net income (as adjusted)                                      $23,405     $10,319      $3,058
                                                              =======     =======      ======

Net income (as adjusted) per share                              $1.31       $0.61       $0.21
                                                              =======     =======      ======
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